Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

N-2

CARLYLE ALPINVEST PRIVATE MARKETS FUND

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate		Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities
Fees to be Paid	Equity	Common Stock	(1)	457(o)		$	$2,500,000,000.00	0.0001381		$345,250.00				$
Carry Forward Securities
Carry Forward Securities	Equity	Common Stock	(2)	415(a)(6)		$	$917,280,145.45		$		N-2	333-289043	07/29/2025		$135,390.55

Total Offering Amounts:							$3,417,280,145.45			480,640.55
Total Fees Previously Paid:										135,390.55
Total Fee Offsets:
Net Fee Due:										$345,250.00

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Offering Note(s)

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(2)	Pursuant to Rule 415(a)(6) under the Securities Act of 1933, as amended, this Registration Statement carries forward $917,280,145.45 of shares of beneficial interest that were previously registered pursuant to Registrant’s Registration Statement on Form N-2 (File No. 333-289043), and which remain unsold as of the filing date of this Registration Statement (the “Unsold Shares”).

Amount represents $135,390.55 previously paid to register $917,280,145.45 of Unsold Shares, plus $345,250.00 to register the additional $2,500,000,000 of shares of beneficial interest registered hereby. Effective October 1, 2025, the filing fee rate was $138.10 per million dollars of the proposed maximum aggregate offering price of the securities to be registered.